MILLENNIUM ISSUES STATEMENT REGARDING ANORMED INC.

Cambridge, Mass., October 17, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced that it decided not to increase its offer to acquire AnorMED Inc.  The Company said that it determined that to increase its offer would not have been in the best interests of Millennium shareholders.  As a result of this announcement, the companies terminated their existing support agreement.

Millennium is entitled to receive a termination fee of $19.5 million from AnorMED per the support agreement.

“Our agreement with AnorMED and its largest shareholder was based on constructive dialogue and a value proposition that we firmly believed was fair to both companies,” said Deborah Dunsire, M.D., President and Chief Executive Officer, Millennium.  “Millennium remains in a strong position as we continue to drive VELCADE, advance our pipeline, focus investment and evaluate in-licensing and acquisition opportunities to complement our internal growth.”

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  The Company’s website is www.millennium.com.

MILLENNIUM ISSUES STATEMENT REGARDING ANORMED INC.

Important Additional Information Has Been Filed with the SEC and Canadian Regulatory Authorities

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of AnorMED.

Millennium has filed with the SEC and the Canadian securities regulatory authorities, and mailed to AnorMED’s shareholders, a Take-Over Bid Circular/ Tender Offer Statement, and AnorMED has filed with the SEC and the Canadian securities regulatory authorities, and mailed to its stockholders a Directors’ Circular/Tender Offer Solicitation/Recommendation Statement in connection with the proposed transaction.  These documents contain important information about Millennium, AnorMED, the transaction and other related matters.  Investors and security holders are urged to read each of these documents carefully.

Investors and security holders are able to obtain free copies of the Take-Over Bid Circular/ Tender Offer Statement, the Directors’ Circular/ Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Millennium and AnorMED through the website maintained by the SEC at www.sec.gov and by the Canadian securities regulatory authorities at www.sedar.com.  In addition, investors and security holders are able to obtain free copies of these documents from Millennium or AnorMED by contacting: Joel Goldberg, Corporate Secretary at Millennium; William J. Adams, Corporate Secretary at AnorMED; or the dealer manager named in such document.

This press release contains “forward-looking statements,” including statements about the Company’s growth plans.  Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Kyle Kuvalanka (investors)	Lisa Adler (media)
(617) 761-4734	(617) 444-3285